UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Under Rule 14a-12

MEDICAL DISCOVERIES, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies: _________________________________________________
(2)	Aggregate number of securities to which transaction applies: _________________________________________________
(3)
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amount on which the filing fee is calculated and state how it was determined): ___________________________________

(4)	Proposed maximum aggregate value of transaction: ________________________________________________________
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MEDICAL DISCOVERIES, INC.
1338 S. Foothill Drive #266
Salt Lake City, Utah 84108

October __, 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Medical Discoveries, Inc. to be held at 10:00 A.M. local time on Tuesday, October 30, 2007, at the Company's offices located at 6033 W. Century Blvd., Suite 1090 Los Angeles, California 90045.

As more fully described in the attached notice of special meeting and the accompanying proxy statement, the business to be addressed at the special meeting is consideration of a proposal to sell for cash, and the assumption of certain liabilities, all of our rights in and to “SaveCream”, a developmental stage topical aromatase inhibitor cream, to Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company.

Whether or not you plan to attend the special meeting, please submit your proxy to ensure your representation.

The Board of Directors recommends that you vote “FOR” the proposal to sell substantially all of our assets. You may attend the special meeting and vote in person even if you have submitted your proxy.

Sincerely, Judy M. Robinett Chief Executive Officer

MEDICAL DISCOVERIES, INC.
1338 S. Foothill Drive #266
Salt Lake City, Utah 84108

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 30, 2007

Notice is hereby given that a special meeting of the shareholders of Medical Discoveries, Inc. will be held at 10:00 A.M. local time on Tuesday, October 30, 2007, at the Company's offices located at 6033 W. Century Blvd., Suite 1090 Los Angeles, California 90045, for the following purposes:

1. To vote on a proposal to sell all of our rights in and to “SaveCream”, a developmental stage topical aromatase inhibitor cream, to Eucodis pursuant to the terms of that certain sale and purchase agreement, dated July 6, 2007, as amended (“Eucodis Agreement”), by and among Medical Discoveries, Inc., MDI Oncology, Inc., our wholly-owned subsidiary (“MDI Oncology”), and Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”), as more fully described in the proxy statement accompanying this notice.

2. To transact such other business as may properly come before the special meeting or any adjournments or postponements thereof.

We have fixed the close of business on September 24, 2007, as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. Only our shareholders of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournments or postponements thereof. This notice of special meeting and the accompanying proxy statement and proxy card are being sent to shareholders on or about October __, 2007.

You are cordially invited to attend the special meeting, but whether or not you plan to attend, please complete and sign the enclosed form of proxy and mail it promptly in the enclosed envelope. The proxy may be revoked at any time by filing a written revocation with our corporate secretary, by executing a later dated proxy and delivering it to our corporate secretary, or by attending the special meeting and voting in person.

By Order of the Board of Directors, JUDY M. ROBINETT Chief Executive Officer

October __, 2007

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER TO ENSURE THAT YOUR SHARES ARE VOTED, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF GIVEN, YOU MAY REVOKE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS IN THE PROXY STATEMENT.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PROPOSAL DESCRIBED IN THE ATTACHED PROXY STATEMENT.

SUMMARY TERM SHEET - TRANSACTION WITH EUCODIS

This Summary Term Sheet summarizes certain material information regarding the proposed sale of assets to Eucodis under the Eucodis Agreement. You should carefully read this entire proxy statement for a more complete understanding of the transaction with Eucodis.

•	Assets Sold (page 15)
The assets being sold to Eucodis include (i) all of our right, title and interest in a certain Asset Purchase Agreement between Medical Discoveries, Inc. and the liquidator of Savetherapeutics AG, a German company in liquidation, dated as of March 11, 2005; (ii) all of our right, title and interest in that certain agreement between MDI Oncology and Eucodis, dated as of July 29, 2006, in connection with the co-development and licensing of “SaveCream”; and (iii) all of our right, title and interest under certain contracts relating to “SaveCream”. The foregoing represents a substantial portion of our assets.

•	Purchase Price (page 16)
The purchase price paid by Eucodis is approximately 4,007,534 euros or approximately $5,641,000 based on the currency conversion rate in effect as of September 25, 2007, comprising a cash payment of approximately $1.95 million, and Eucodis’s assumption of certain of our obligations and liabilities aggregating approximately $3.69 million. The financial terms of the Eucodis Agreement are denominated in euros, and we will be paid in euros. However, for convenience, the financial terms have been converted throughout the text of this proxy statement into U.S. dollars. Unless otherwise indicated, all amounts have been converted based upon the currency exchange rate in effect on September 25, 2007 of 1.4076 U.S. dollar for one euro. The currency exchange rate in effect as of the closing of the Eucodis transaction or at any future date may differ.

•	Obligations Assumed and Discharged Indebtedness (page 16)
Eucodis has agreed to assume aggregate of approximately $3.69 million or our current indebtedness that we owe to certain of our creditors. Eucodis will also assume all of our financial and other obligations under certain contracts relating to “SaveCream,” and certain other costs we have incurred since February 28, 2007 in connection with preserving the sold assets for the benefit of Eucodis through the closing of the transaction.

•	Non-Competition (page 17)
We have agreed to a non-compete provision for the duration of five years after the closing of the Eucodis transaction. Specifically, the non-compete provision restricts us from undertaking research and development activities with respect to “SaveCream.”

•	Representation and Warranties (page 17)	The Eucodis Agreement contains customary representations, warranties and covenants, which survive through the closing of the transaction.

•	Closing Conditions (page 17)
The closing of the transaction depends on meeting a number of conditions, including the following: our delivery to Eucodis of certain documents necessary to effect the transfer of the assets being sold, and us obtaining additional capital or a credit facility in the aggregate amount of at least $250,000.

•	The Special Meeting (page 11)	At the special meeting of our shareholders to be held on October 30, 2007, you will be asked to approve the transaction with Eucodis.

•	Our Board’s Recommendation (page 14)	Our board of directors has unanimously determined that the transaction with Eucodis is advisable, fair to, and in the best interests of our shareholders.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q:	WHAT IS THIS PROXY STATEMENT AND WHY AM I RECEIVING IT?

A:
You are receiving this proxy statement in connection with a special meeting of shareholders called by our Board of Directors for the purpose of soliciting shareholder votes for the sale of our SaveCream asset to Eucodis, our current European licensee and development partner, as more fully described in this proxy statement. You have been sent this proxy statement and the enclosed proxy card because our board of directors is soliciting your proxy to vote at the special meeting of shareholders called for the purpose of voting on the foregoing sale. Eucodis currently holds the exclusive rights to SaveCream within the European Union and certain other countries.

The assets being sold to Eucodis include (i) all of our right, title and interest, along with all of MDI Oncology’s right, title and interest, in that certain asset purchase agreement between Medical Discoveries, Inc. and the liquidator of Savetherapeutics AG, a German company in liquidation, dated as of March 11, 2005 (the “Savetherapeutics Contract”), including, among other things, our rights in and to “SaveCream”, a developmental topical aromatase inhibitor cream; (ii) all of MDI Oncology’s right, title and interest in that certain agreement between MDI Oncology and Eucodis, dated as of July 29, 2006, in connection with the co-development and licensing of the “SaveCream” product; and (iii) all of our (and MDI Oncology’s) right, title and interest under certain contracts relating to the “SaveCream” product ((i),(ii) and (iii) collectively, the “Purchased Assets”). This sale of the SaveCream asset to Eucodis will terminate any further obligation on the part of the Company or its subsidiary, MDI Oncology, to spend additional monies to develop SaveCream. This sale may constitute a sale of substantially all of our assets for purposes of Utah law, which governs our corporate matters. Accordingly, the sale is being submitted to our shareholders for approval pursuant to Section 16-10a-1202 of the Utah Revised Business Corporation Act.

Q:	HOW MANY VOTES ARE REQUIRED TO APPROVE THE TRANSACTION?

A:
Each share of common stock will entitle the holder to cast one vote. A majority of the issued and outstanding shares of our common stock, represented in proxy or in person, shall constitute a quorum. If a quorum exists, the affirmative vote of a majority of the shares of our common stock outstanding on the record date for the special meeting will be necessary for the approval of the Eucodis transaction. Abstentions and broker nonvotes will have the same effect as votes against the proposed transaction. Our outstanding shares of Series A Convertible Preferred Stock are not entitled to vote.

Q:	WHAT WILL HAPPEN IF THE SHAREHOLDERS APPROVE THE TRANSACTION?

A:
If the shareholders approve the transaction, then shortly following the special meeting, subject to the satisfaction of certain conditions set out in the sale and purchase agreement, the Company and MDI Oncology will sell to Eucodis the Purchased Assets in exchange for:

•	a cash purchase price of approximately $1.95 million, which is payable to the Company at the closing; and

•	Eucodis’s assumption of approximately $3.69 million of certain of our liabilities, as more fully discussed under “Proposal I - Terms of Sale and Purchase Agreement - Assumption of Liabilities”.

The approximately $1.95 million in cash proceeds received from the Eucodis sale will be used for general business purposes during the winding up of our old business operations. In addition, since we intend to either acquire or develop a new business, some of the cash proceeds may also be used for that new business. See, “Use of Proceeds” on page 14. It is currently our intent to retain the proceeds indefinitely in the Company. We do not anticipate that any distributions will be made to our shareholders in the near future, if at all.

Q.	WHY IS THE BOARD OF DIRECTORS PROPOSING THE SALE OF SAVECREAM?

To date, we have been a developmental-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of two drug candidates referred to as MDI-P and SaveCream. Both of these drug candidates are still in development and neither has been approved by the U.S. Food and Drug Administration (the “FDA”). The total cost to develop these two drugs and to receive the approval from the FDA would cost many millions of dollars and take many more years. The Board of Directors has determined that we can no longer fund the development of the two drug candidates, and cannot obtain additional funding for these drug candidates. Accordingly, we have sought to maximize our return from our drug assets through their sale at this time, and to use the proceeds that we receive from the disposition of these technologies to pay off all creditors of the Company, and invest any residual proceeds into our new renewable bio-fuels business.

Q:	WILL WE CONTINUE TO OPERATE AFTER THE EUCODIS TRANSACTION IS CLOSED?

A: The Eucodis sale will not result in the dissolution or liquidation of this company, and we plan to continue to operate the company, albeit in a new industry. We have agreed that, following the closing of the Eucodis transaction, neither we nor MDI Oncology will undertake research and development activities with respect to “SaveCream” or any other product which could be used in reasonable substitution of “SaveCream”, or commercialize any products based on “SaveCream”, except as may be otherwise expressly requested by Eucodis. We also intend to dissolve our MDI Oncology subsidiary after the sale to Eucodis.

Since signing the Eucodis Agreement, we have actively sought to develop a new business to maximize shareholder value. As disclosed on September 17, 2007, we have acquired some intellectual property related to the development of alternative energy bio-fuels, and have hired a seasoned energy executive with many years of experience in the alternate energy and bio-fuels industry, as our new President and Chief Operating Officer. We currently intend to develop this new alternative bio-fuels business.

Additional information regarding the bio-fuels purchase that we announced on September 17, 2007, and information regarding the additional members of our management team is available at the website of the Securities and Exchange Commission at www.sec.gov. You should also review the “Risk Factors” section beginning on page 10 for a discussion of some of the risks related to our future operations.

Q:	HAS THE COMPANY RECEIVED A VALUATION OR FAIRNESS OPINION WITH RESPECT TO THE SALE?

A:
No. Based on all factors, including the price paid for the SaveCream assets, the uncertainty as to title of those assets, and the book value of those assets, our Board of Directors determined that the purchase price being paid by Eucodis was fair to this company.

Q;	WHAT HAPPENS IF THE SHAREHOLDERS DO NOT APPROVE THE TRANSACTION.

A;
If the sale of the SaveCream assets is not approved by the shareholders, the sale will be cancelled, and we will continue to own the SaveCream assets. However, since our Board has determined that it is not in the best interests of this company or our shareholders to continue to operate as a drug development company, and since we will no longer invest any funds in the development of SaveCream, we will not continue our efforts to develop that drug candidate. In fact, under the Eucodis Agreement, if the shareholders do not approve the sale of SaveCream to Eucodis, we are obligated to attempt to transfer to Eucodis, by means of a license, or otherwise, our rights to SaveCream.

Q;	WHEN IS THE EUCODIS TRANSACTION EXPECTED TO BE COMPLETED?

A:
The transaction will close when certain conditions set forth in the sale and purchase agreement are satisfied or waived, or at such other time as is agreed by the parties. We expect the transaction to close on or before October 31, 2007.

Q:	DOES THE BOARD OF DIRECTORS OF MEDICAL DISCOVERIES, INC. RECOMMEND VOTING FOR THE ACQUISITION?

A:
Yes. After careful consideration of our financial position, the value of the SaveCream assets, the amount of time and funds needed to further develop the SaveCream drug candidate, and other factors, our board of directors has unanimously approved the sale of the SaveCream assets to Eucodis and determined that it is in the best interests of us and our shareholders. Our board of directors unanimously recommends that our shareholders vote “FOR” approval of the sale.

Q:	WHAT SHOULD I DO NOW?

A:
SEND IN YOUR PROXY CARD. After reviewing this document and its appendixes, indicate on your proxy card how you want to vote, and sign, date, and mail it in the enclosed envelope as soon as possible to ensure that your shares will be represented at the special meeting. If you sign, date, and send in your proxy and do not indicate how you want to vote, your proxy will be voted in favor of the proposed transaction and amendments. If you do not sign and send in your proxy, and if you do not attend and cast your vote in person at the special meeting, it will have the effect of voting against the transaction.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, BANK OR OTHER NOMINEE, WILL IT VOTE MY SHARES FOR ME?

A:
YES, IF YOU GIVE YOUR NOMINEE INSTRUCTIONS ON HOW TO VOTE. Your broker, bank or other nominee holder will vote your shares only if you provide it with instructions on how to vote. You should instruct your nominee how to vote your shares by following the directions it provides. If you do not provide instructions to your nominee, your shares will not be voted and this will have the effect of voting against the proposed transaction and amendments.

Q:	CAN I CHANGE MY MIND AND REVOKE MY PROXY?

A:
YES. You may revoke your proxy up to the time of the special meeting by taking any of the actions explained under “The Special Meeting--Solicitation, Voting and Revocation of Proxies” on page 11 of this proxy statement, including by giving a written notice of revocation, by signing and delivering a new later-dated proxy, or by attending the special meeting and voting in person.

Q:	CAN I VOTE MY SHARES IN PERSON?

A:	YES. You may attend the special meeting and vote your shares in person even if you sign and mail your proxy card.

Q:	DO I HAVE DISSENTERS’ RIGHTS?

A:
No. Under Utah law, “dissenters’ rights” are not available to companies that have more than 2,000 shareholders. Based on information provided to us by our transfer agent, we have approximately 2,950 shareholders.

Q:	HOW WILL THE ACQUISITION AFFECT MY SECURITIES OF MEDICAL DISCOVERIES, INC.

A:	Following the closing of the Eucodis transaction, you will continue to hold the shares of our common stock that you owned prior to the sale.

Q.	WHO IS PAYING FOR THIS PROXY SOLICITATION?

A:
Our board of directors is making this solicitation and we will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Q:	WHOM CAN I CALL WITH QUESTIONS?

A:	If you want additional copies of this document, or if you want to ask any questions about the asset purchase agreement or the transaction, you should contact ____________, at (_____)

SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that you may consider to be important in determining how to vote on the proposed transaction. You should carefully read the entire document and the other documents to which we refer. These will give you a more detailed description of the proposed transaction. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in this proxy statement. In this proxy statement, the terms “we,” “our” and “us” refer to Medical Discoveries, Inc. and its wholly owned subsidiary, MDI Oncology, Inc., unless the context indicates otherwise.

THE PROPOSAL (PAGE 12)

At the special meeting of shareholders, our shareholders will consider and vote upon a proposal to approve the sale and purchase agreement, dated July 6, 2007, as amended (the “Eucodis Agreement”), between Medical Discoveries, Inc., MDI Oncology, Inc. (“MDI Oncology”), our wholly-owned subsidiary, and Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”), which provides for the sale of certain of our assets to Eucodis, for an aggregate of approximately $5,641,000 (based on the currency conversion rate in effect as of September 25, 2007), comprising an approximately $1.95 million cash payment and Eucodis’ assumption and discharge of certain liabilities and indebtedness, in the aggregate amount of approximately $3.69 million. The closing of the transactions contemplated by the Eucodis Agreement is subject to the satisfaction of certain conditions, including our obligation to obtain additional capital or a credit facility in the aggregate amount of at least $250,000. We have already satisfied this condition. The Eucodis Agreement is the document that controls the proposed transaction between the three companies. We encourage you to read the entire Eucodis Agreement, which is attached to this proxy statement as Appendix A.

ASSETS TO BE SOLD AND PURCHASE PRICE (PAGE 15)

The assets being sold to Eucodis include (i) all of our right, title and interest in that certain asset purchase agreement between Medical Discoveries, Inc. and the liquidator of Savetherapeutics AG, a German company in liquidation, dated as of March 11, 2005, including, among other things, our rights in and to “SaveCream”, a developmental topical aromatase inhibitor cream used to treat breast cancer tumors; (ii) all of our right, title and interest in that certain agreement between MDI Oncology and Eucodis, dated as of July 29, 2006, in connection with the co-development and licensing of “SaveCream”; and (iii) all of our right, title and interest under certain contracts relating to “SaveCream”. In this proxy statement, we refer to the assets being sold to Eucodis as the “Purchased Assets”.

The purchase price paid by Eucodis for the Purchased Assets is approximately $5.64 million comprising:

•	a cash payment of approximately $1.95 million, which is payable to the Company at the closing; and

•	Eucodis’s assumption of certain obligations and liabilities, and discharge/pay-off of certain indebtedness on our behalf in the aggregate amount of approximately $3.69 million.

OBLIGATIONS TO BE ASSUMED AND DISCHARGED INDEBTEDNESS (PAGE 16)

Eucodis has agreed to relieve us of an aggregate of approximately $3.69 million constituting current indebtedness owed to seven of our creditors. In addition, Eucodis will assume all of our financial and other obligations under certain contracts relating to “SaveCream”, which will be assigned to Eucodis when the transaction closes, and certain other costs we have incurred since February 28, 2007, in connection with preserving the Purchased Assets for the benefit of Eucodis through the closing of the transaction. Other than the foregoing obligations, Eucodis will not assume or be liable for any of our obligations or liabilities.

NON-COMPETITION (PAGE 17)

We have agreed to a non-compete provision for the duration of five years after the closing of the Eucodis transaction. Specifically, the non-compete provision restricts the us from undertaking research and development activities with respect to “SaveCream”, or any other product which could be used in reasonable substitution of “SaveCream, or commercializing any products based on “SaveCream, unless expressly authorized by Eucodis.

OUR REASONS FOR THE TRANSACTION (PAGE 12)

To date, we have been a developmental-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of two drug candidates referred to as MDI-P and SaveCream. MDI-P is a drug candidate being developed as an anti-infective treatment for bacterial infections, viral infections and fungal infections. SaveCream is a drug candidate being developed to reduce breast cancer tumors. Both of these drug candidates are still in development and neither has been approved by the U.S. Food and Drug Administration (the “FDA”). The total cost to develop these two drugs and to receive the approval from the FDA would cost many millions of dollars and take many more years.

Our board has now determined that we can no longer fund the development of the two drug candidates and cannot obtain additional funding for these drug candidates. Instead, our board has decided to maximize return from these assets and to invest the proceeds that it receives from the disposition of these technologies into a new business that we would develop. In reaching this decision, the board of directors considered a number of factors, including the following:

•	The limited capital raising opportunities available to us, and the unlikely possibility that another entity would be interested in funding our drug development operations.

•	The unlikelihood that we will receive requisite FDA approvals to pursue our MDI-P drug candidate through to commercialization.

•	The costs of further development of the MDI-P and SaveCream drugs weighed against the limited markets for both drugs.

•	The uncertainty of our title in the SaveCream assets. One of the co-inventors of the SaveCream technology is challenging title to the invention in legal proceedings in Hamburg, Germany.

The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

Our board of directors has unanimously approved Eucodis Agreement. The board of directors believes that the transaction and the terms and provisions of the Eucodis Agreement are fair to and in the best interests of our shareholders. Therefore, the board of directors has unanimously recommended that you vote to approve the Eucodis Agreement and the transactions contemplated in the Eucodis Agreement.

USE OF PROCEEDS AND OPERATIONS AFTER THE TRANSACTION (PAGE 14)

Following the closing of the Eucodis transaction, neither we nor MDI Oncology will undertake research and development activities with respect to “SaveCream” or any other product which could be used in reasonable substitution of “SaveCream”, or commercialize any products based on “SaveCream”, except as may be otherwise expressly requested by Eucodis.

At the closing of the Eucodis transaction, in addition to Eucodis’s assumption of certain indebtedness, as further described in this proxy statement, we will receive from Eucodis cash proceeds in the aggregate of approximately $1.95 million. At the time of the execution of the Eucodis Agreement, it was our intention to use the remaining net cash we receive from the Eucodis sale for our future working capital purposes and to fund the development of our recently announce bio-fuels business. At the time that we entered into the Eucodis Agreement, we had not made any determination about future business plans once the transaction with Eucodis closed.

It is currently our intent to retain the proceeds indefinitely in the Company, and use such proceeds towards the start up of our new bio-fuels business. We do not anticipate that any distributions will be made to our shareholders in the near future, if at all.

Since signing into the Eucodis Agreement, we have actively sought to develop a new business to maximize shareholder value. As disclosed on September 17, 2007, we have acquired some intellectual property related to the development of alternative energy bio-fuels and have hired a seasoned energy executive with many years of experience in the alternate energy and bio-fuels industry, as our new President and Chief Operating Officer. We currently intend to develop this new bio-fuels business.

Additional information regarding the bio-fuels purchase that we announced on September 17, 2007 and information regarding the additional members of our management team is available at the website of the Securities and Exchange Commission at www.sec.gov. You should also review the “Risk Factors” section beginning on page 10 for a discussion of some of the risks related to our future operations.

WE DID NOT OBTAIN AN INDEPENDENT APPRAISAL OF THE SAVECREAM ASSETS

Our board of directors did not obtain an appraisal of the SaveCream assets. However, our board of directors believes that the purchase price being paid by Eucodis is at least equal to the fair market value of the Eucodis assests. The belief by our board of directors that we will receive at least the fair market value is based on the following factors: (a) We currently only own limited distribution and other rights available to license other parties - the rights to SaveCream in the European Union countries and certain other countries have already been licensed to Eucodis; (b) The market for a topical neoadjuvant therapeutic for the treatment of breast cancer is comparatively small compared to the cost to gain FDA approval; and (c) The uncertainty concerning ownership of title to the SaveCream asset due to on-going litigation in Germany between the Company, the German Bankruptcy Court, and one of the inventors of SaveCream. Additionally, because Eucodis currently is our development partner, holds rights to SaveCream in certain regions of the world, and is willing to assume all risk associated with the SaveCream, the board of directors believes the purchase price being paid by Eucodis represents fair value for the sale of the SaveCream asset.

OUR RECOMMENDATION TO OUR SHAREHOLDERS (PAGE 14)

Our board of directors believes that the transaction is fair to, and in the best interests of the company and its shareholders, and unanimously recommends that you vote “FOR” the proposal to approve the Eucodis Agreement and the transactions contemplated in the Eucodis Agreement.

CONDITIONS TO CLOSING OF THE TRANSACTION (PAGE 15)

The closing of the transaction depends on meeting a number of conditions, including the following:

•	obtaining the consent of a majority of our outstanding voting shares;

•	the accuracy of our representations and warranties under the Eucodis Agreement being true on the closing date;

•	our performance of all covenants and obligations required under the Eucodis Agreement;

•	our delivery to Eucodis of certain documents necessary to effect the transfer of the Purchased Assets; and

•	we obtain additional capital or a credit facility in the aggregate amount of at least $250,000 (a condition that we have already satisfied).

REGULATORY APPROVALS (PAGE 15)

There are no regulatory approvals required to close the transactions contemplated by the Eucodis Agreement.

REPRESENTATIONS AND WARRANTIES; COVENANTS (PAGES 17)

The Eucodis Agreement contains customary representations, warranties and covenants, which survive through the closing of the transaction.

CLOSING OF THE TRANSACTION (PAGE 15)

The closing of the transaction will take place promptly following the satisfaction, or waiver, of certain conditions set forth in the Eucodis Agreement, or at such other time as is agreed by the parties. The transaction is expected to close on or before October 31, 2007.

FEDERAL INCOME TAX CONSEQUENCES (PAGE 15)

We expect that we will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. However, because of our prior losses, we do not believe that we will have to pay any federal or state income taxes on the profit we make from this sale. We do not expect that our shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction.

ACCOUNTING TREATMENT (PAGE 15)

The transaction will be accounted for by us as a sale of assets.

THE SPECIAL MEETING (PAGE 11)

We will hold a special meeting of our shareholders at 10:00 A.M. local time, on Tuesday, October 30, 2007 at the Company's offices located at 6033 W. Century Blvd., Suite 1090 Los Angeles, California 90045. At the meeting, we will ask our shareholders to approve the transaction with Eucodis.

RECORD DATE; VOTING POWER (PAGE 11)

You may vote at the special meeting if you owned shares of our common stock as of the close of business on September 24, 2007, which was set as the record date for the special meeting by our board of directors. You will have one vote for each share of common stock you owned on that date. The holders of our outstanding shares of Series A Convertible Preferred Stock may not vote their shares of preferred stock.

VOTE REQUIRED (PAGE 11)

If a quorum is present at the special meeting, then the proposals will be approved if more than 50% of the shares of common stock issued and outstanding on the record date cast votes favoring approval of the Eucodis Agreement and the transactions contemplated thereby. On the record date, 198,041,557 shares of our common stock were outstanding. Broker nonvotes will not be counted towards a quorum at the special meeting, and will count as votes against the proposal. Abstentions will be counted towards a quorum at the special meeting, and also will count as votes cast against the proposal. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of all proposals made at the meeting.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you to in this proxy statement, contain “forward-looking” statements that reflect our current views as to future events and financial performance with respect to our operations in the feedstock/bio-diesel market and the expected closing of the transaction with Eucodis. There are forward-looking statements throughout this proxy statement, including, among others, in statements containing the words “believes,” “expects,” “anticipates,” “intends,” or other similar expressions.

You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized. These forward-looking statements speak only as of the date on which the statements were made, and we undertake no obligation to update or revise any forward-looking statements as a result of new information, future events, or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

IF THE TRANSACTION WITH EUCODIS IS NOT CONSUMMATED, WE LOSE APPROXIMATELY $5.2 MILLION OF CASH AND ASSUMPTION OF INDEBTEDNESS AND, THEREFORE, WILL HAVE TO FIND ADDITIONAL FUNDS TO CONTINUE OUR OPERATIONS.

In the event that the sale of the SaveCream assets is not consummated, we will not receive a net cash inflow of approximately $1.95 million and will not be relieved of our obligation to repay approximately $3.69 million of outstanding indebtedness that we currently owe. The foregoing $1.95 million of cash would be used to fund some of our working capital needs. Without these funds, we will have to find alternative sources of revenues and funds, including raising funds from the sale of securities. No assurance can be given that we will be able to raise additional funds or that we will be able to continue our operations. In addition, if the sale to Eucodis is not consummated, we will still be obligated to repay approximately $3.69 million of currently outstanding debts and other liabilities. We do not have the resources to repay these amounts. Accordingly, these creditors may bring legal action against us to enforce their obligations, or they may elect to put this company into bankruptcy. In the event that this company is forced into bankruptcy, the shareholders could lose their entire investment in this company’s shares. However, based on the expected net proceeds from the Eucodis transaction, if the Eucodis transaction is completed, based on our current internal forecast, we believe that we will have sufficient capital to fund our working capital expenditures (excluding any capital expenditures for new project costs, and excluding any revenues that our new business may generate) for approximately three months after the date of the closing of the Eucodis sale.

OUR FUTURE BUSINESS IS UNCERTAIN.

We anticipate that we will use the proceeds from the Eucodis transaction to fund our future working capital needs for our new line of business. In September 2007, we acquired certain intellectual properties related to the development of a new business in the rapidly growing biofuels industry. However, we have not yet acquired any assets or generated any revenues from this new business, and our ability to successfully develop a new business in this industry is highly uncertain. We will have substantial competition for business opportunities in the bio-fuels business.

THE TRANSACTION MAY NOT BE CONSUMMATED IF CERTAIN CLOSING CONDITIONS ARE NOT SATISFIED.

The closing of the Eucodis transaction is contingent on us satisfying certain closing conditions, including the satisfaction of the closing conditions set forth in the Eucodis Agreement, including, obtaining the consent of a majority of our outstanding voting shares.

THE SPECIAL MEETING

GENERAL

This proxy statement is being furnished to the shareholders of Medical Discoveries, Inc. (the “Company”) in connection with the solicitation of proxies by the board of directors of the Company for use at the special meeting of the shareholders of Company to be held on October 30, 2007, and at any adjournments or postponements thereof. The purpose of the special meeting is to consider and vote upon the sale and purchase agreement, as amended, among the Company, MDI Oncology, Inc. (“MDI Oncology”), a wholly-owned subsidiary of the Company, and Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”), pursuant to which the Company will sell certain of its assets to Eucodis.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED TO APPROVE THE TRANSACTION

The board of directors of the Company has fixed the close of business on September 24, 2007, as the date for the determination of shareholders entitled to vote at the special meeting. There were 198,041,557 shares of the Company’s common stock outstanding (“Common Stock”), each entitled to one vote per share, as of the record date.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Common Stock on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. In the absence of a quorum, the special meeting may be postponed from time to time until shareholders holding the requisite number of shares of the Common Stock are represented in person or by proxy. If a quorum is present, then the transaction will be approved if the holders of a majority of the issued and outstanding shares of common stock vote in favor of the transaction, whether such votes are present in person or represented by proxy at the special meeting. Broker non-votes will not be counted towards a quorum at the special meeting, and will count as votes against the transaction. Abstentions will be counted towards a quorum at the special meeting, but will also count as votes cast against the transaction. If you return the attached proxy card with no voting decision indicated, the proxy will be voted FOR the approval of the transaction. Each holder of record of shares of the Common Stock is entitled to cast, for each share registered in his or her name, one vote on the transaction as well as on each other matter presented to a vote of shareholders at the special meeting.

If the transaction is approved at the special meeting, it is expected that a closing of the transaction will occur promptly after the other conditions to the transaction are satisfied. See “Terms of the Sale and Purchase Agreement -- Conditions to Closing the Transaction.”

SOLICITATION, VOTING AND REVOCATION OF PROXIES

This solicitation of proxies is being made by the board of directors of the Company, which will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communications by directors, officers and employees of the Company, who will not receive any additional compensation for such solicitation activities. The Company also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Shares of the Common Stock represented by a proxy properly signed and received at or prior to the special meeting, unless properly revoked, will be voted in accordance with the instructions on the proxy. If a proxy is signed and returned without any voting instructions, shares of the Common Stock represented by the proxy will be voted “FOR” the proposal to approve the sale and purchase agreement and the transaction and in accordance with the determination of the majority of the board of directors of the Company as to any other matter which may properly come before the special meeting, including any adjournment or postponement thereof. A shareholder may revoke any proxy given pursuant to this solicitation by: (i) delivering to the corporate secretary of the Company, prior to or at the special meeting, a written notice revoking the proxy; (ii) delivering to the corporate secretary of the Company, at or prior to the special meeting, a duly executed proxy relating to the same shares and bearing a later date; or (iii) voting in person at the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communications with respect to the revocation of a proxy should be addressed to:

Medical Discoveries, Inc.
6033 W. Century Blvd, Suite 1090
Los Angeles, California, 90045

The Company’s board of directors is not aware of any business to be acted upon at the special meeting other than consideration of the transaction described herein. If, however, other matters are properly brought before the special meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have the discretion to vote or act on such matters according to their best judgment.

PROPOSAL 1 - APPROVAL OF THE EUCODIS TRANSACTION

GENERAL

At the special meeting, the Company’s shareholders will consider and vote upon a proposal to approve the sale and purchase agreement, dated July 6, 2007 as amended (a copy of which is attached to this proxy statement as Appendix A and incorporated herein by reference) by and among the Company, MDI Oncology and Eucodis, which provides for the sale of certain assets of the Company and MDI Oncology to Eucodis in exchange for approximately $1.95 million in cash and Eucodis’ assumption of approximately $3.69 million of liabilities and indebtedness of the Company and MDI Oncology. The terms of the sale and purchase agreement are more fully described below under “Terms of the Eucodis Agreement.”

THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE AND UNANIMOUSLY RECOMMENDS THAT THE SHARES REPRESENTED BY THE PROXY BE VOTED IN FAVOR OF THE EUCODIS AGREEMENT AND THE TRANSACTION.

BACKGROUND AND REASONS FOR THE TRANSACTION

To date, the Company has been a developmental-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of two drug candidates referred to as MDI-P and SaveCream. MDI-P is a drug candidate being developed as an anti-infective treatment for bacterial infections, viral infections and fungal infections. SaveCream is a drug candidate being developed to reduce breast cancer tumors. Both of these drug candidates are still in development and neither has been approved by the U.S. Food and Drug Administration (the “FDA”). The total cost to develop these two drugs and to receive the approval from the FDA would cost many millions of dollars and take many more years. The Company attempted to fund its development costs through the sale of its equity securities, including the sale of its Series A Convertible Preferred Stock.

At the end of 2006, the Company had virtually no cash, had no source of revenues, had a working capital deficit of nearly $5,000,000, and had a total shareholders deficit of $5,500,000. In addition, the holders of the Series A Convertible Preferred Stock informed the Company that they were no longer willing to fund the Company’s then current operations and biotechnology business strategy. In December 2006, three of the Company’s five directors resigned.

Because of its lack of capital, the Company was unable to fund any on-going operations and was not able to pay its professionals to audit the Company’s year end financial statements and to prepare the public company period reports the Company is required to file with the Securities and Exchange Commission. As a result, the Company is delinquent in its Securities and Exchange Commission filings and, in July 2007, the Company was de-listed from the OTC Bulletin Board.

In February 2007, the Company engaged a consulting firm to assist it in resolving its financial issues, to obtain advice regarding any strategic alternatives that may be available to it, and to prevent the Company from losing all of its assets in bankruptcy. During the past several months, the Company has explored a number of transactions that would (i) prevent the Company’s shareholders from losing their entire investment in the Company and (ii) enable the Company to repay some of its currently outstanding debts and liabilities.

The Company’s Board evaluated the value of both of its developmental stage drug candidates. The commencement of human clinical trials of the Company’s MDI-P currently is on Full Clinical Hold by FDA under 21 CRF 312.42(b), and may not be initiated until deficiencies in the Company’s IND application are resolved to the FDA’s satisfaction. The FDA has concluded that the Company’s IND application did not contain sufficient toxicology and genetic toxicology data to support the safety of the proposed clinical trial. The Company considered the uncertainty of the efficacy and safety data of the MDI-P compound, the costs involved in further developing the compound, and the limited market, and thereafter concluded that the Company did not have the capability or capacity to take the MDI-P compound to commercialization. The Company also evaluated the value of its SaveCream drug candidate that is currently being co-developed with Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”), and determined that the highest value for this drug candidate could be realized through a sale of that drug candidate to Eucodis.

In reaching this decision, the Company’s Board considered several, including, but not limited to the following:

•	The limited capital raising opportunities available to the Company, and the unlikely possibility that another entity would be interested in funding the development of the Company’s drug candidates.

•	The unlikelihood that the Company will receive the requisite FDA approvals for MDI-P to pursue the development of that drug candidate through to commercialization.

•	The costs of further development of the MDI-P and SaveCream drugs weighed against the limited markets for both drugs.

•
The availability of a potential buyer due to Eucodis’s pre-existing interest in the SaveCream drug (Eucodis currently is our development partner and holds rights to SaveCream in certain regions of the world).

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the offer price, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determinations and recommendations, and individual directors may have given differing weight to different factors.

On July 6, 2007, the Company entered into an agreement with Eucodis (the “Eucodis Agreement”) to sell SaveCream for an aggregate of 4,007,534 euros (approximately U.S. $5,641,000 based on the currency conversion rate in effect as of September 25, 2007), which consideration is payable in cash and by the assumption of certain of the Company’s outstanding liabilities. The Company thereafter also entertained various offers to purchase the Company’s rights to the MDI-P compound, and on August 9, 2007, the Company sold the MDI-P compound for $310,000 in cash.

USE OF PROCEEDS AND OPERATIONS AFTER THE TRANSACTION

Following the closing of the Eucodis transaction, neither we nor MDI Oncology will undertake research and development activities with respect to “SaveCream” or any other product which could be used in reasonable substitution of “SaveCream”, or commercialize any products based on “SaveCream”, except as may be otherwise expressly requested by Eucodis.

At the closing of the Eucodis transaction, in addition to Eucodis’s assumption of certain indebtedness, as further described in this proxy statement, we will receive from Eucodis cash proceeds in the aggregate of approximately $1.95 million. These proceeds will be used to fund our future working capital needs and our future opertions. At the time of the execution of the Eucodis Agreement, we had not yet made any determination about future business plans once the transaction with Eucodis closed. Since signing into the Eucodis Agreement, we have actively sought to develop a new business to maximize shareholder value. As disclosed on September 17, 2007, we have acquired some intellectual property related to the development of alternative energy bio-fuels and have hired a seasoned energy executive with many years of experience in the alternate energy and bio-fuels industry, as our new President and Chief Operating Officer. We currently intend to develop this new alternative bio-fuels business.

The Board of Directors has decided to develop a business to produce and sell seed oils, including seeds oils harvested from the planting and cultivation of Jatropha Curcas plant, for the purpose of providing feedstock oil intended for the generation of methyl ester, otherwise known as bio-diesel. The Company concluded that there was a significant opportunity to participate in the rapidly growing biofuels industry, which previously was mainly driven by high priced, food oil-based feedstocks. In order to commence its new Jatropha based biofuels business, effective September 7, 2007, the Company (i) hired Richard Palmer, an energy consultant, to act as the Company’s new President, Chief Operating Officer and future Chief Executive Officer, (ii) engaged Mobius Risk Group, LLC, a Texas company engaged in providing energy risk advisory services, to provide the Company with consulting services related to the development of the Jatropha bio-diesel business, and (iii) acquired certain proprietary rights, intellectual property, know-how, business plans, contracts, term sheets, business relationships, and other information relating to the cultivation and production of seed oil from the Jatropha plant for the production of bio-diesel. In order to fund the Company’s operations until cash is generated from the sale of the Eucodis sale and from the new Jatropha business, the Company on September 7, 2007 entered into a $1,000,000 loan and security agreement.

Additional information regarding the bio-fuels purchase that we announced on September 17, 2007 and information regarding the additional members of our management team is available at the website of the Securities and Exchange Commission at www.sec.gov.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board has determined that the approval of the sale and purchase agreement and the transaction is in the best interest of the Company’s shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE IN FAVOR OF THE APPROVAL OF THE AGREEMENT AND THE TRANSACTION.

REGULATORY APPROVALS

There are no regulatory approvals required to close the transactions contemplated by the Eucodis Agreement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

We expect that the Company and MDI Oncology, with which the Company files a consolidated tax return, will recognize taxable gain for U.S. federal income tax purposes as a result of the transaction. However, the Company believes that any taxes payable as a result of this sale will be offset by the Company’s prior operating losses and by losses during the remainder of fiscal 2007.

We do not expect that our shareholders will recognize any gain or loss for U.S. federal income tax purposes as a result of the transaction.

ACCOUNTING TREATMENT

The transaction will be accounted for by the Company and MDI Oncology as a sale of assets.

TERMS OF THE EUCODIS AGREEMENT

The following sets forth a summary of the material provisions of the sale and purchase agreement between the Company and Eucodis (the “Eucodis Agreement”). The description does not purport to be complete and is qualified in its entirety by reference to the sale and purchase agreement, a copy of which is attached hereto as Appendix A. All shareholders are urged to read the sale and purchase agreement in its entirety.

GENERAL

The Eucodis Agreement provides that, subject to approval by the shareholders of the Company and satisfaction of certain other conditions described below at “Conditions to Closing the Transaction,” the Company will sell certain of its assets to Eucodis.

ASSETS TO BE SOLD

The assets being sold to Eucodis include:

•
all of the Company’s right, title and interest, along with all of MDI Oncology’s right, title and interest, in that certain asset purchase agreement between Medical Discoveries, Inc. and the liquidator of Savetherapeutics AG, a German company in liquidation, dated as of March 11, 2005 (the “Savetherapeutics Contract”), including, among other things, our rights in and to “SaveCream”, a developmental topical aromatase inhibitor cream;

•
all of MDI Oncology’s right, title and interest in that certain agreement between MDI Oncology and Eucodis, dated as of July 29, 2006, in connection with the co-development and licensing of the SaveCream drug;

•
any and all of the Company’s and MDI Oncology’s rights, title and interests in the patents and patent applications acquired under the Savetherapeutics Contract, and any other patent and/or patent application pertaining to the SaveCream drug, owned or in possession or control of the Company or MDI Oncology;

•
any and all United States and foreign regulatory files and data relating to the SaveCream drug in the possession of the Company and/or MDI Oncology, including marketing authorization procedures and preclinical and clinical studies;

•	all of the Company’s right, title and interest in that certain asset purchase agreement between the Company and Attorney Hinnerk-Joachim Muller as Liquidator of Savetherapeutics AG i. L.;

•	all of the Company’s right, title and interest in that side letter to the asset purchase agreement between the Company and Attorney Hinnerk-Joachim Muller as Liquidator of Savetherapeutics AG i. L.;

•	all of MDI Oncology’s right, title and interest in that certain Assignment of Patent, Participation and Research Development Agreement between MDI Oncology and Professor Heinrich Weiland;

•
all of MDI Oncology’s right, title and interest in that certain Assignment 1 to the Assignment of Patent, Participation and Research Development Agreement between MDI Oncology and Professor Heinrich Weiland; and

•	all of the Company’s right, title and interest in that certain consulting agreement between the Company and Marc Ksessemeier.

The foregoing are collectively referred to in this proxy statement as the “Purchased Assets”.

In the event the sale to Eucodis is not approved by shareholders, we are obligated under the Eucodis Agreement to transfer to Eucodis rights to SaveCream, by means of a license or otherwise, on terms to be determined by the parties.

OBLIGATIONS TO BE ASSUMED BY EUCODIS

Eucodis has agreed to relieve us of an aggregate of approximately $3.69 million constituting current indebtedness owed to certain of our creditors. Specifically, at or prior to the closing Eucodis will relieve the Company (and MDI Oncology, as applicable) from the indebtedness owed to Epstein, Becker and Green, LLP; H3 Pharma Consulting Group; Mayer, Brown, Rowe and Maw, LLP; Professor Heinrich Weiland; the Liquidator of Savetherapeutics AG i. L.; Marc Ksessemeier; and Millbank Tweed,

The foregoing obligations to be assumed by Eucodis are collectively referred to in this proxy statement as the “Assumed Indebtedness”.

Further, Eucodis will assume all of our financial and other obligations under certain contracts relating to “SaveCream”, which will be assigned to Eucodis when the transaction closes, and certain other costs we have incurred since February 28, 2007 in connection with preserving the Purchased Assets for the benefit of Eucodis through the closing of the transaction. Other than the foregoing obligations, Eucodis will not assume or be liable for any of our obligations or liabilities.

PURCHASE PRICE

In exchange for the Purchased Assets, Eucodis shall relieve the Company of approximately $3.69 million of outstanding indebtedness (see “Obligations to be Assumed by Eucodis”) and pay to the Company a cash payment of approximately $1.95 million, which is payable to the Company on or before September 30, 2007.

NON-COMPETITION

Under the Eucodis Agreement, the Company and MDI Oncology have agreed to a non-compete provision for the duration of five years after the closing of the Eucodis transaction. Specifically, the non-compete provision restricts the us from undertaking research and development activities with respect to “SaveCream”, or any other product which could be used in reasonable substitution of “SaveCream, or commercializing any products based on “SaveCream, unless expressly authorized by Eucodis.

REPRESENTATIONS AND WARRANTIES

The Eucodis Agreement contains various representations and warranties of the Company and MDI Oncology including among others, representations and warranties related to:

• due incorporation	• due authorization,
• consents	• enforceability
• corporate authority	• contracts
• no defaults or violations	• litigation
• no liens	• no infringement

The Eucodis agreement contains various representations and warranties of Eucodis including among others, representations and warranties related to:

• due incorporation	• corporate authority
• enforceability	• due authorization

INDEMNIFICATION

The Company and MDI Oncology have agreed to indemnify Eucodis and its directors, officers, employees, agents and consultants against, and hold them harmless from, any and all losses incurred or suffered by any of them arising out of any of the following:

•	any breach of any representation, warranty, covenant or agreement made by either of the Company or MDI Oncology under the Eucodis Agreement; and

•
any act or omission by either of the Company or MDI Oncology in connection with the Purchased Assets to the extent that the cause for such claim was existing prior to or on July 6, 2007, or in connection with the transactions contemplated by the Eucodis Agreement.

Eucodis has agreed to indemnify the Company and MDI Oncology and their directors, officers, employees, agents or consultants against, and hold them harmless from, any and all losses incurred or suffered by them arising out of any of the following:

•	any breach of any representation, warranty, covenant or agreement made by Eucodis under the Eucodis Agreement;

•	non payment by Eucodis of the Assumed Indebtedness; and

•
any act or omission by Eucodis in connection with the Purchased Assets to the extent that the cause for such claim was created after July 6, 2007, or in connection with the transactions contemplated by the Eucodis Agreement.

OTHER COVENANTS

Each of the Company, MDI Oncology and Eucodis have agreed:

•
to strictly protect and maintain the confidentiality of the confidential information belonging to the other parties with at least a reasonable standard of care that is no less than that which it uses to protect similar confidential information of its own;

•
not to disclose, nor allow to be disclosed, the confidential information belonging to the other parties to any person other than to employees, consultants and counsel, on a need to know basis provided, that such recipients of the confidential information are bound by obligations of confidentiality no less strict than those contained in the Eucodis Agreement

•
unless otherwise expressly provided for in the Eucodis Agreement, not use the confidential information belonging to the other parties for any purpose other than in relation to the exercise of its rights and obligations under the Eucodis Agreement; and

•	take all necessary precautions to restrict access of the confidential information belonging to the other parties to unauthorized personnel.

CONDITIONS TO CLOSING THE TRANSACTION

The consummation of the transactions contemplated under the Eucodis Agreement is contingent on approval by the Company’s shareholders. In addition, the obligations of Eucodis, the Company and MDI Oncology to consummate the transaction at the closing are, subject to satisfaction of the following conditions precedent on or before the closing date:

•	the accuracy of the Company’s and MDI Oncology’s representations and warranties under the Eucodis Agreement being true on the closing date;

•	the Company’s and MDI Oncology’s performance of all covenants and obligations required under the Eucodis Agreement;

•	the Company’s and MDI Oncology’s delivery to Eucodis of certain documents necessary to effect the transfer of the Purchased Assets; and

•	the Company obtaining additional capital or a credit facility in the aggregate amount of at least $250,000.

AMENDMENT OF THE EUCODIS AGREEMENT

The Eucodis Agreement may be amended, modified or supplemented but only in writing signed by all of the parties.

CLOSING

The closing of the transaction is to take place promptly following approval by the Company’s shareholders and the satisfaction of all of the closing conditions set forth in the Eucodis Agreement.

INFORMATION ABOUT THE COMPANIES

MEDICAL DISCOVERIES, INC.

Medical Discoveries, Inc. was incorporated on November 20, 1991 as a Utah corporation and maintains its principal offices at 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108. Information regarding our company is available at (212) 732-4300. We are a developmental-stage bio-pharmaceutical company engaged in the research, validation, development and ultimate commercialization of two drugs: MDI-P and SaveCream. Both of these drugs are still in development and have not been approved by the U.S. Food and Drug Administration (FDA). To date, we have not generated significant revenues from operations or realized a profit. In September 2007, the Company’s Board of Directors decided to develop a business to produce and sell seed oils, including seeds oils harvested from the planting and cultivation of Jatropha Curcas plant, for the purpose of providing feedstock oil intended for the generation of methyl ester, otherwise known as bio-diesel. The Company currently intends to operate solely as a bio-fuel company and will no longer pursue its drug development operations.

MDI Oncology, Inc., is our wholly owned subsidiary.

EUCODIS

Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH (“Eucodis”) is an Austrian company and with principal offices are located at Brunnerstrasser 59, 1235, 1230, Vienna, Austria.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes, as of September 30, 2007 information for each shareholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and Named Executive Officer (as defined in Item 402 of Regulation S-B under the Securities Act of 1933) of the Company, and all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percent of Class
Certain Beneficial Owners:

Mercartor Momentum Fund, LP 555 S. Flower St., Suite 4500 Los Angeles, CA 90071	46,970,374 (3)(12)	20.1%
Mercartor Momentum Fund III, LP 555 S. Flower St., Suite 4500 Los Angeles, CA 90071	39,198,211 (4)(12)	17.2%
Monarch Pointe Fund, Ltd. 555 S. Flower St., Suite 4500 Los Angeles, CA 90071	71,336,909 (5)(12)	27.4%
Mobius Risk Group, LLC Three Riverway, Suite 1700 Houston, Texas 77056	54,810,220 (6)	27.7%

Name and Address of Beneficial Owner (1)	Shares Beneficiall Owned (2)	Percent of Class
Directors/Named Executive Officers:

Judy M. Robinett	2,000,000 (7)(12)	*
Richard Palmer	9,135,037 (8)	4.6%
David R. Walker	1,583,333 (9)	*
Eric J. Melvin Three Riverway, Suite 1700 Houston, Texas 77056	54,810,220 (10)	27.7%
Martin Schroeder 92 Natoma St., #200 San Francisco, California 94105	5,000,000 (11)(12)	2.5%

All Named Executive Officers and Directors as a group (5 persons)	72,528,590	35.2%
__________________
* Less than 1%
(1) Unless otherwise indicated, the business address of each person listed is c/o Medical Discoveries, Inc., 1338 S. Foothill Drive, #266, Salt Lake City, Utah 84108.
(2) For purposes of this table, shares are considered beneficially owned if the person directly or indirectly has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. Shares are also considered beneficially owned if a person has the right to acquire beneficial ownership of the shares within 60 days of September 30, 2007.
(3) Includes 18,036,277 shares that may be acquired upon the exercise of currently exercisable warrants, and 17,430,000 shares of common stock issuable upon conversion of 8,715 shares of Series A convertible preferred stock based on an assumed conversion price of $0.05, which is the minimum price at which such shares of Series A convertible preferred stock can be converted.
(4) Includes 9,360,701 shares that may be acquired upon the exercise of currently exercisable warrants, and 20,590,000 shares of common stock issuable upon conversion of 10,295 shares of Series A convertible preferred stock based on an assumed conversion price of $0.05, which is the minimum price at which such shares of Series A convertible preferred stock can be converted.
(5) Includes 4,575,495 shares that may be acquired upon the exercise of currently exercisable warrants, and 57,854,000 shares of common stock issuable upon conversion of 9,917 shares of Series A convertible preferred stock based on an assumed conversion price of $0.05, which is the minimum price at which such shares of Series A convertible preferred stock can be converted.
(6) Includes 23,490,095 shares subject to forfeiture in the event the Company has not satisfied certain conditions by September 7, 2009.
(7) Includes 2,000,000 shares that may be acquired upon the exercise of currently exercisable options.
(8) Includes 3,915,016 shares subject to forfeiture in the event the Company has not satisfied certain conditions by September 7, 2009. Mr. Palmer owns 13.33% of the outstanding membership interests of Mobius. Mr. Palmer has options to acquire 12,000,000 shares of common stock, which options are not currently exercisable and will not become exercisable unless certain conditions are met. Neither the shares held by Mobius, nor the foregoing options to purchase 12,000,000 shares have not been included in the table.
(9) Includes 750,000 shares that may be acquired upon the exercise of currently exercisable options.
(10) Includes 54,810,220 shares held in the name of Mobius Risk Group, LLC, a Texas limited liability company (“Mobius”). Mr. Melvin is the Chief Executive Officer and a director of Mobius.
(11) Includes 5,000,000 shares that may be acquired upon the exercise of currently exercisable warrants held by Emmes Consulting Group, LLC, a California limited liability company (“Emmes”). Mr. Schroeder is the Executive Vice President and Managing Director of Emmes.
(12) Notwithstanding the foregoing percentages, each person listed herein, individually or in the aggregate is limited by the terms of our Series A convertible preferred stock and by applicable warrants to owning no more than 9.99% of our outstanding common stock at any given time.

OTHER MATTERS

Management does not intend to present any other items of business and knows of no other matters that will be brought before the special meeting. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope to ensure your representation at the special meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can review the Company’s electronically filed reports, proxy and information statements on the SEC’s Internet site at http://www.sec.gov.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. YOU MAY REVOKE THE PROXY BY GIVING WRITTEN NOTICE OF REVOCATION TO THE COMPANY PRIOR TO THE SPECIAL MEETING, BY EXECUTING A LATER DATED PROXY AND DELIVERING IT TO COMPANY’S CORPORATE SECRETARY PRIOR TO THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

By Order of the Board of Directors, David Walker Chairman

October __, 2007

MEDICAL DISCOVERIES, INC.

1338 S. FOOTHILL DRIVE #266
SALT LAKE CITY, UTAH 84108

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD OCTOBER 30, 2007.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, having received notice of the Special Meeting of Shareholders of Medical Discoveries, Inc. (the “Company”) to be held at the Company's offices located at 6033 W. Century Blvd., Suite 1090 Los Angeles, California 90045 10:00 A.M. local time on Tuesday, October 30, 2007, hereby designates and appoints Richard Palmer and Martin Schroeder, and each of them, as attorney and proxy for the undersigned, with full power of substitution, to vote all shares of common stock of Medical Discoveries, Inc. that the undersigned is entitled to vote at such meeting or at any adjournment thereof, with all the powers the undersigned would possess if personally present, such proxies being directed to vote as specified below and in their discretion on any other business that may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

PROPOSAL 1. To approve the sale of the SaveCream assets of Medical Discoveries, Inc. to Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company (“Eucodis”), pursuant to the terms of that certain sale and purchase agreement, as amendmed, by and among Medical Discoveries, Inc, MDI Oncology, Inc., our wholly-owned subsidiary, and Eucodis.

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned reserves the right to revoke this Proxy at any time prior to the Proxy being voted at the Meeting. The Proxy may be revoked by delivering a signed revocation to the Company at any time prior to the Meeting, by submitting a later-dated Proxy, or by attending the Meeting in person and casting a ballot. The undersigned hereby revokes any proxy previously given to vote such shares at the Meeting.

Signature

Date:

Signature

Date:

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.

APPENDIX A

SALE AND PURCHASE AGREEMENT

AMONG

MEDICAL DISCOVERIES INC.

AND

MDI ONCOLOGY, INC.

AND

EUCODIS PHARMACEUTICALS FORSCHUNGS-und ENTWICKLUNGS GmbH

Dated

July 6, 2007

A - 2

SALE AND ASSET PURCHASE AGREEMENT

This Sale and Asset Purchase Agreement (this “Agreement”, which term is intended to include all exhibits, schedules and other documents attached hereto or referred to herein) is made and entered into on July 6, 2007 (the “Effective Date”) by and among Medical Discoveries, Inc., a Utah corporation, whose principal place of business is 1338 South Foothill Drive, #266, Salt Lake City, Utah 84108 (“MDI”), MDI Oncology, Inc., a Delaware corporation and wholly-owned subsidiary of MDI, whose principal place of business is 1338 South Foothill Drive, #266, Salt Lake City, Utah 84108 (“MDI Oncology” and, together with MDI, the “MDI Parties”) and Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH, an Austrian company whose principal place of business is Brunnerstrasse 59, 1230, Vienna, Austria (“EUCODIS”; collectively, the MDI Parties and EUCODIS are referred to as the “Parties”).

RECITALS

MDI purchased substantially all of the intellectual property assets of Savetherapeutics AG a German company in liquidation pursuant to an agreement with its liquidator dated March 11, 2005 (the “Savetherapeutics Contract”), as a result of which the MDI Parties own, among other things, patents, patent applications, pre-clinical study data and anecdotal clinical trial data concerning “SaveCream”, a developmental topical aromatase inhibitor cream (the “Product”).

MDI Oncology and EUCODIS entered into an agreement for the co-development and license of the Product as of July 29, 2006 (the “Co-Development Contract”).

On March 8, 2007, the Parties entered into a letter of intent for the acquisition by EUCODIS of all of the MDI Parties’ rights under the Savetherapeutics Contract, and all intellectual property and other rights belonging to the MDI Parties, whether subsequently acquired or developed by or though the efforts of the MDI Parties or otherwise which are related to the Product.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement, the following definitions shall apply unless specifically stated otherwise

1.1 “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation (or other entity) if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation (or other entity), whether through the ownership of voting securities, by contract or otherwise

1.2 “Agreement” shall have the meaning set forth in the heading of this document.

1.3 “Assigned Contracts” shall have the meaning set forth in Section 3.2(a) of this Agreement.

1.4 “Closing” shall have the meaning set forth in Section 4.1(b).

1.5 “Co-Development Contract” shall have the meaning set forth in the Recitals to this Agreement.

1.6 “Commitment” shall have the meaning set forth in Section 4.1 of this Agreement.

1.7 “Confidential Information” shall have the meaning set forth in Section 8.1 of this Agreement.

1.8 “Creditor Indebtedness” shall have the meaning set forth in Section 3.1(a) of this Agreement.

Appendix D - 2

1.9  “Effective Date” shall have the meaning set forth in the heading of this Agreement.

1.10  “Encumbrance” shall mean any title defect, mortgage, assignment, pledge, hypothecation, security interest, lien, charge, option, claim of others or encumbrance of any kind.

1.11 “Escrow Agent” shall mean the New York City law firm of Otterbourg, Steindler, Houston & Rosen, P.C.

1.12 “EUCODIS” shall have the meaning set forth in the heading of this Agreement.

1.13 “Excess Portion” shall have the meaning set forth in Section 3.1(b) of this Agreement.

1.14 “MDI” shall have the meaning set forth in the heading of this Agreement.

1.15 “MDI Creditor” shall have the meaning set forth in Section 3.1(a) of this Agreement.

1.16 “MDI Oncology” shall have the meaning set forth in the heading of this Agreement.

1.17 “MDI Parties” shall have the meaning set forth in the heading of this Agreement.

1.18 “MDI Retained Creditors” shall have the meaning set forth in Section 6.1(s) of this Agreement.

1.19 Parties” shall have the meaning set forth in the heading of this Agreement.

1.20 “Patent Rights” shall mean all of the MDI Parties' right, title and interest in the patents and patent applications acquired under the Savetherapeutics Contract or in connection therewith, and any other patent and/or patent application pertaining to the Product, owned or in possession or control of or under contract for the MDI Parties, and any division, continuation, continuation-in-part, renewal, extension, reexamination or reissue of each such patent and any and all corresponding US and foreign counterpart patent applications or patents.

1.21 “Product” shall have the meaning set forth in the Recitals to this Agreement.

1.22 “Purchased Assets” shall have the meaning set forth in Section 2.1 of this Agreement.

1.23 “Purchase Price” shall have the meaning set forth in Section 3.1 of this Agreement.

1.24 “Person” shall mean any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

1.25 “Savetherapeutics Contract” shall have the meaning set forth in the Recitals to this Agreement.

1.26 “Schmidt Litigation” shall have the meaning set forth in Section 3.2(b) of this Agreement.

1.27 “Transfer Documents” shall have the meaning set forth in Section 2.5 of this Agreement.

Appendix E - 3

ARTICLE 2
SALE, ASSIGNMENT AND TRANSFER OF PURCHASED ASSETS

2.1 Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Parties herein set forth, promptly following satisfaction of the conditions to the Closing set forth in Article 4 of this Agreement, the MDI Parties are selling, assigning, transferring, conveying and delivering, as the case may be, to EUCODIS, and EUCODIS shall purchase and, as set forth in Article 3 of this Agreement, pay for, all of the MDI Parties’ rights, title and interests in and relating to the Product and the following related assets of the MDI Parties (collectively, the “Purchased Assets”):

(a) All of the intellectual property and all contractual and other rights, if any, acquired by the MDI Parties pursuant to the Savetherapeutics Contract;

(b) All of the rights of the MDI Parties under the Co-Development Contract, including without limitation the intellectual property and all contractual and other rights acquired by the MDI Parties pursuant to the Co-Development Contract;

(c) Any and all Patent Rights, inventions, discoveries, rights in confidential data (including know-how and trade secrets), manufacturing methods and processes, trademarks, trade names, brand names, logos, trade dress, copyrights and other intellectual property and goodwill associated with the Product, owned or in possession or control of or under contract to acquire by the MDI Parties, in each case whether registered or unregistered, and including without limitation all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection;

(d) Any and all United States and foreign regulatory files and data relating to the Product in the possession or control of the MDI Parties, including without limitation marketing authorization procedures and preclinical and clinical studies; and,

(e) All rights of the MDI Parties under the Assigned Contracts.

2.2 The Purchased Assets are being sold, assigned, transferred, conveyed and delivered to EUCODIS free of any and all liabilities, obligations and Encumbrances except only for those as may be described in reasonable detail in Exhibit 2.2 (to the extent that Exhibit 2.2 has been attached to this Agreement prior to the Effective Date).

2.3 Upon the Closing, all of the Purchased Assets and all non-publicly available information relating thereto shall be considered to be Confidential Information belonging to EUCODIS, and the MDI Parties shall no longer have any rights thereto or therein.

2.4 The MDI Parties shall be solely responsible for all sales, use, transfer, value added and other related taxes, if any, arising out of the sale by MDI Parties of the Purchased Assets to EUCODIS pursuant to this Agreement.

2.5 Simultaneously with the execution and delivery of this Agreement by the Parties, the MDI Parties shall deliver to the Escrow Agent (in original, fully executed form) all assignments, bills of sale and other documents which are necessary, sufficient or reasonably desirable to effect the transfer of the Purchased Assets to EUCODIS, along with all other documents referred to in this Agreement as being delivered to EUCODIS on or prior to the Closing (collectively, the “Transfer Documents”). The Transfer Documents shall be held by the Escrow Agent for delivery as set forth in Article 4 of this Agreement.

Appendix E - 4

ARTICLE 3
PURCHASE PRICE; TIMING OF PAYMENTS; DISCHARGE OF CERTAIN DEBTS

3.1 The purchase price for the Purchased Assets (the “Purchase Price”) shall consist of the following:

(a) Relief of the MDI Parties from an aggregate of two million four hundred sixty-nine thousand seventy-two Euros (2,469,072€) of indebtedness, which is comprised of the following amounts (each a “Creditor Indebtedness”) owed to the following creditors of the MDI Parties (each an “MDI Creditor”):

(i) 1,850,000 € owed to the Liquidator of Savetherapeutics AG;
(ii)  205,000 € owed to Professor Wieland;
(iii)  188,197€ owed to Mayer, Brown, Rowe and Maw, LLP;
(iv)  127,875 € owed to Epstein, Becker and Green, LLP;
(v)  46,000 € owed to H3 Pharma;
(vi)  31,000 € owed to Millbank Tweed (Bob Koch); and
(vii)  21,000 € owed to Marc Kessemeier

(b) An aggregate of one million five hundred thirty-eight thousand four hundred and sixty-two Euros (1,538,462€) (herein, the “Excess Portion”).

(c) On or before September 30, 2007, EUCODIS shall pay the Excess Portion to the MDI Parties or to another party as the MDI Parties may so direct.

(d) MDI Parties shall be responsible to cause the transfer of the Purchased Assets to EUCODIS by the Closing.

(e)  On Closing, EUCODIS shall deliver to the MDI Parties, in form and substance reasonably satisfactory to the MDI Parties, releases from each of the MDI Creditors forever discharging and releasing the MDI Parties from any liability for any of their respective Creditor Indebtedness.

3.2 In addition, on the Closing, EUCODIS shall assume and shall be financially responsible for:

(a) The financial obligations of the MDI Parties arising under the assigned contracts described in reasonable detail in Exhibit 3.2(a) (to the extent that Exhibit 3.2(a) has been attached to this Agreement prior to the Effective Date); provided, however, that the benefits of each of such assigned contracts (the “Assigned Contracts”) has been validly assigned to EUCODIS in accordance with the terms thereof.

(b) All costs accruing after February 28, 2007 which were necessarily incurred by or on behalf of the MDI Parties to maintain any of the Purchased Assets, including but not limited to: (i) the costs to file and maintain, throughout the world, any of the Patent Rights, and (ii) the legal fees and related legal costs incurred in connection with the legal proceedings in Hamburg, Germany to obtain certain rights belonging to the MDI Parties by co-inventor Dr. Alfred Schmidt (the “Schmidt Litigation”); provided, however, that a reasonably detailed description of such costs are set forth in Exhibit 3.2(b) (to the extent that Exhibit 3.2(b) has been attached to this Agreement prior to the Effective Date) and that such costs are backed up by duly rendered invoices (or receipts) and the amounts set forth thereon for any costs do no exceed the amounts listed on Exhibit 3.2(b) by more than ten percent (10%). After the Effective Date, the MDI Parties shall continue to vigorously prosecute the Schmidt action (which shall be conducted at the direction, and under the control, of EUCODIS) at the sole expense of EUCODIS until such time, if any, as EUCODIS can be substituted for the MDI Parties in such action. For purposes of clarification, the reasonably incurred out-of-pocket expenses of the MDI Parties and their representatives (including legal fees and costs), in furnishing such assistance as may be reasonably requested by EUCODIS, shall be at the sole expense of EUCODIS.

Appendix E - 5

ARTICLE 4
CONDITIONS TO THE CLOSING

4.1.  The Closing shall occur if the following conditions are met:

(a) The MDI Parties shall have delivered to the Escrow Agent all of the Transfer Documents,

(b) The Escrow Agent shall not deliver the Transfer Documents to EUCODIS until such time as EUCODIS has delivered to the MDI Parties (i) the Excess Portion of the Purchase Price without any off set or deduction, and (ii) releases from each of the MDI Creditors in which such MDI Creditors forever discharges and releases the MDI Parties from any liability for any of their respective Creditor Indebtedness, or paid in full the amounts set forth in Section 3.1(a) to the MDI Parties for the account of such MDI Creditor.

4.2 In the event that the Closing does not occur by September 30, 2007, and unless the parties have otherwise agreed in writing, the Escrow Agent shall deliver the Transfer Documents to the MDI Parties or to whomever as the MDI Parties may so direct.

4.3 Irrespective of any provision of this Agreement to the contrary, the obligation of EUCODIS to purchase the Purchased Assets is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by EUCODIS in its sole discretion):

(a) Each of the representations and warranties made by the MDI Parties in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representation or warranty was made on and as of the Closing.

(b) The MDI Parties shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the MDI Parties at or before the Closing.

(c) The MDI Parties shall have delivered to the Escrow Agent all of the Transfer Documents.

(d) Since the Effective Date, MDI shall have obtained additional capital or a credit facility aggregating in the amount of at least $250,000.00.

(e) The MDI Parties shall have delivered or caused to be delivered to the Escrow Agent or to EUCODIS any and all originals and copies of documents pertaining to Purchased Assets and the Product, which are within the possession or control of the MDI Parties, along with any additional documents reasonably requested by EUCODIS.

4.4 In the event that, before the Creditor Indebtedness of any MDI Creditor has been fully satisfied, actions are taken pursuant to which either of the MDI Parties voluntarily declares bankruptcy (however evidenced), or involuntary is caused to become bankrupt, then the unpaid amount(s) of any still outstanding Creditor Indebtedness shall be paid into the court having jurisdiction over the bankrupt’s estate.

4.5 If valid transfer of title to any Purchased Assets or portion thereof is not made on the Closing and can not be made by the MDI Parties promptly thereafter, or if the circumstances that make such assignment or transfer or any claim to any of the Purchased Assets to EUCODIS questionable or impracticable for any reason, it shall be the obligation of the MDI Parties to determine another way by which EUCODIS shall be able to utilize the Purchased Assets with equal or at least substantially similar economical effect, including (if agreeable to EUCODIS) under an exclusive, royalty-free, perpetual license with the right to sublicense.

ARTICLE 5
DELIVERIES BY THE MDI PARTIES; RESIDUAL RIGHTS

5.1 As soon as possible, but no later than within fifteen (15) business days after the Effective Date, the MDI Parties shall deliver or cause to be delivered to the Escrow Agent any and all originals and copies of documents pertaining to Purchased Assets and the Product, which are within the possession or control of the MDI Parties. All of such documents after the Closing are considered to be Confidential Information of EUCODIS in accordance with Article 8 of this Agreement.

Appendix E - 6

5.2 Promptly after the Effective Date, the MDI Parties shall deliver to the Escrow Agent (or if the Closing has occurred, to EUCODIS) such additional assignments and bills of sale transferring title to the Purchased Assets and the Product as EUCODIS reasonably shall request, and promptly following the Closing shall cause the change of title to such assets to be recorded by applicable patent offices as appropriate

5.3 The MDI Parties shall be entitled to retain one copy of any documents being delivered, but only in its legal files for evidential purposes in respect of its confidentiality obligations in relation to this Agreement or other matters related hereto.

5.4 It is expressly understood and agreed that EUCODIS is not the successor to either of the MDI Parties in their business affairs, and EUCODIS undertakes no responsibility, obligation or liability, expressed or implied, under any contract of the MDI Parties that are not Assigned Contracts, and that such other contracts shall remain the sole responsibility of the MDI Parties.

5.5 For the period of five (5) years from the Closing, neither of the MDI Parties, nor any of its or their Affiliates shall be a party to, or assist with or undertake, either on its own, with third parties or on behalf of third parties, any research and development with respect to the Product or any product which could be used in reasonable substitution thereof, nor commercialize any products based on the Product, save as requested by EUCODIS.

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 The MDI Parties represent, warrant and covenant to EUCODIS as of the Effective Date and at the Closing as follows:

(a) MDI is a corporation duly and validly existing and in good standing under the laws of the State of Utah. MDI Oncology is a corporation wholly-owned by MDI which is duly and validly existing and in good standing under the laws of the State of Delaware, and does not conduct business in any other jurisdiction. Each of the MDI Parties has all requisite power and authority to own its assets, including the Purchased Assets, and to carry on its business as presently conducted.

(b) Each of the MDI Parties has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.

(c) All acts (corporate or otherwise) required to be taken by or on the part of, and all approvals required to be obtained by, each of the MDI Parties necessary to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement have been duly and properly taken by such MDI Party.

(d) This Agreement has been duly and validly executed and delivered by the MDI Parties, and constitutes the legal, valid and binding obligation of the MDI Parties enforceable against the MDI Parties in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether a proceesings is brought in equity or at law).

(e) The Purchased Assets do not constitute all or substantially all of the assets of MDI.

(f) The execution and delivery of this Agreement by each of the MDI Parties, the consummation by it of the transactions contemplated by this Agreement, and the performance by it of its obligations under this Agreement does not, and will not at all relevant times (i) violate or conflict with any provision of its respective Certificate of Incorporation or By-Laws, or (ii) result in a violation by such MDI Party of any law to which it or any of its properties or assets are subject.

Appendix E - 7

(g) The execution and delivery of this Agreement by each of the MDI Parties, the consummation by it of the transactions contemplated by this Agreement, and the performance by it of its obligations under this Agreement does not, and will not at all relevant times violate, or conflict with, or result in a breach of any provision of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement lease, instrument, obligation, understanding or arrangement to which such MDI Party is a party or by which any of its properties or assets is subject.

(h) Except as set forth in Exhibit 6.1(h) (to the extent that Exhibit 6.1(h) has been attached to this Agreement prior to the Effective Date), there is no litigation, proceeding, investigation, arbitration or claim pending, or, to the best of the knowledge of the MDI Parties, threatened against the MDI Parties, and there is, to the best of the MDI Parties’ knowledge, no reasonable basis for any such action, which affects in whole or in part either MDI Party’s ability to consummate the transactions contemplated by this Agreement, the performance of the MDI Parties obligations hereunder or the ability of EUCODIS to fully enjoy the Purchased Assets.

(i) To the best of the MDI Parties’ knowledge, the use of the Purchased Assets does not infringe intellectual property rights of third parties, except to the extent as may have been alleged in the Schmidt Litigation, (ii) the Purchased Assets are free from any liens, charges and Encumbrances or other rights of third parties, (iii) the full enjoyment of the Purchased Assets are not dependant on any rights of third parties, (iv) no fraudulent or other improper document has been filed with any third governmental agency which may invalidate any of the rights enjoyed by the Purchased Assets, and (v) the Purchased Assets are, to the best knowledge of the MDI Parties, valid and enforceable against third parties, and there are no grounds for revocation, invalidation or re-examination of any of the Purchased Assets

(j) Except as set forth in Exhibit 6.1(j) (to the extent that Exhibit 6.1(j) has been attached to this Agreement prior to the Effective Date), no permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental authority or other third party is or will be necessary to be made or obtained by the MDI Parties in connection with (i) the execution and delivery by MDI of this Agreement, (ii) the consummation by them of the transactions contemplated under this Agreement, or (iii) the performance by the MDI Parties of their obligations under this Agreement.

(k) One or both of the MDI Parties are a party to each of the Assigned Contracts, all of which (i) are in full force and effect, (ii) constitute binding and enforceable obligations, (iii) subject to the terms and conditions thereof, are assignable to EUCODIS, and (iv) are being duly assigned to EUCODIS at the Closing.

(l) Except as set forth in Exhibit 6.1(l) (to the extent that Exhibit 6.1(l) has been attached to this Agreement prior to the Effective Date), all of the Purchased Assets are legally, beneficially, and solely owned by the MDI Parties, and there are no pending or threatened claims or any other undisclosed liabilities that could impair any right or claim of the MDI Parties is assigning and transferring that may be deemed to be part of, or arise under or are related to, the Purchased Assets to EUCODIS under this Agreement or that may cause any liability to be incurred by EUCODIS as the result of its use of the Purchased Assets after the Closing.

(m) The MDI Parties have not granted any third parties any rights relating to the Product or relating in any way to any of the rights obtained pursuant to the Savetherapeutics Contract.

(n) Schedule 6.1(n) contains a complete and correct list of (i) all documents relating to the Savetherapeutics Contract, including without limitation the Savetherapeutics Contract, all exhibits and schedules thereto, all amendments thereof and all correspondence pertaining thereto with, or on behalf of, the liquidator of Savetherapeutics AG, dated subsequent to March 11, 2005, (ii) all invoices and other debit memoranda from each of the MDI Creditors which support the Creditor Indebtedness, and (iii) all contracts, findings and correspondence with any other third parties, including consultants, which relate to the Purchased Assets and which were obtained on or after March 11, 2005. Prior to or on the Effective Date, the MDI Parties have delivered or are delivering to EUCODIS or as it may direct a true and complete copy of each item listed on Schedule 6.1(n).

Appendix E - 8

(o) As specifically set forth in this Agreement, the MDI Parties shall timely fulfill obligations which relate to or otherwise affect, in any respect, the Purchased Assets. The MDI Parties shall indemnify and reimburse EUCODIS and its officers, directors, employees, consultants and agents from and against all liabilities, claims, damages, costs and expenses incurred by EUCODIS and its officers, directors, employees, consultants and agents arising from any claims by the contractual parties of the Assigned Contracts in relation to the non-fulfillment of any obligations of the MDI Parties prior to the Effective Date.

(p) The MDI Parties shall be responsible for obtaining any consents and approvals by the contractual parties to the Assigned Contracts necessary to effectuate the assignment of the Assigned Contracts to EUCODIS, and to obtain the consent and approval of the MDI Creditors for the assumption and transfer of their debt to EUCODIS; provided, however, that EUCODIS shall render the MDI Parties reasonable help in obtaining such consents and approvals.

(q) If valid transfer of title to any Purchased Assets or portion thereof is not made on the Closing and can not be made by the MDI Parties promptly thereafter, or if the circumstances that make such assignment or transfer or any claim to any of the Purchased Assets to EUCODIS questionable or impracticable for any reason, it shall be the obligation of the MDI Parties to determine another way by which EUCODIS shall be able to utilize the Purchased Assets with equal or at least substantially similar economical effect, including (if agreeable to EUCODIS) under an exclusive, royalty-free, perpetual license with the right to sublicense.

(r) Prior to or on the Effective Date, the MDI Parties have delivered or are delivering to the Escrow Agent an opinion of recognized counsel, addressed to EUCODIS, relating to the representations contained in clauses (a) through (f) above reasonably satisfactory to counsel for EUCODIS, which may contain such reasonable qualifications and exceptions as are customary.

(s) Schedule 6.1(s) contains a complete and correct list of creditors of the MDI Parties (including the MDI Creditors) and the amounts owed by the MDI Parties as of June 30, 2007, except for not more than in aggregate of $5, 000 of unlisted indebtedness. After subtracting from such list any Creditor Indebtedness of a MDI Creditor included on such list, the remaining balance is less than $1,850,000.

6.2 EUCODIS represents, warrants and covenants to the MDI Parties as follows:

(a) EUCODIS is a company duly organized, validly existing and in good standing under the laws of Austria and has all requisite power and authority to own its assets and to carry on its business as presently conducted.

(b) EUCODIS has all requisite power and authority to execute and deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(c) All acts (corporate or otherwise) required to be taken by or on the part of, and all approvals required to be obtained by, EUCODIS necessary to enter into this Agreement, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement have been duly and properly taken by EUCODIS.

(d) This Agreement has been duly and validly executed and delivered by EUCODIS and constitutes the legal, valid and binding obligation of EUCODIS enforceable against EUCODIS in accordance with its terms, subject to applicable bankruptcy, moratorium, reorganization, insolvency and similar laws of general application relating to or affecting the rights and remedies of creditors generally and to general equitable principles (regardless of whether a proceedings is brought in equity or at law).

Appendix E - 9

(e) The execution and delivery of this Agreement by EUCODIS, the consummation by it of the transactions contemplated by this Agreement, and the performance by it of its obligations under this Agreement does not, and will not at all relevant times (i) violate or conflict with any provision of its operative governing documents, or (ii) result in a violation by EUCODIS of any law to which it or any of its properties or assets are subject.

(f) The execution and delivery of this Agreement by EUCODIS, the consummation by it of the transactions contemplated by this Agreement, and the performance by it of its obligations under this Agreement does not, and will not at all relevant times violate, or conflict with, or result in a breach of any provision of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any agreement lease, instrument, obligation, understanding or arrangement to which EUCODIS is a party or by which any of its properties or assets is subject.

(g) EUCODIS shall timely fulfill after the Closing all obligations incurred to the MDI Parties under or pursuant to this Agreement. EUCODIS shall indemnify and reimburse the MDI Parties and their officers, directors, employees and agents from and against all liabilities, claims, damages, costs and expenses incurred by the MDI Parties and their officers, directors, employees and agents arising from any claims by the contractual parties of the Assigned Contracts in relation to the non-fulfillment of any obligations of EUCODIS arising on or after the Closing..

(h) If any MDI Creditor does not agree to have its debt obligation assumed by, and transferred to, EUCODIS, then EUCODIS shall pay the amount set forth in Section 3.1(a) to MDI for the account of such MDI Creditor, and MDI shall immediately make payment to such MDI Creditor and will be solely responsible for such payment. MDI shall provide written notification to EUCODIS that said payment to such MDI Creditor has been made by MDI.

6.3 In addition to any obligations of indemnification by the MDI Parties set forth under this Agreement, the MDI Parties shall indemnify, defend and hold harmless EUCODIS and its officers, directors, employees, consultants and agents from and against all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees) incurred by EUCODIS and its officers, directors, employees and agents arising from the breach of any of the representations, warranties or covenants made by the MDI Parties under this Agreement.

6.4 In addition to any obligations of indemnification by EUCODIS set forth under this Agreement, EUCODIS shall indemnify, defend and hold harmless the MDI Parties and their officers, directors, employees, consultants and agents from and against all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees) incurred by the MDI Parties and its officers, directors, employees and agents arising from the breach of any of the representations, warranties or covenants made by EUCODIS under this Agreement.

ARTICLE 7
INDEMNIFICATION

7.1 From and after the Closing, the MDI Parties shall defend, indemnify and hold harmless EUCODIS and its officers, directors, employees, consultants and agents from and against all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees) incurred by EUCODIS and its officers, directors, employees, consultants and agents arising from or out of (a) any breach of any representation, warranty, covenant or agreement made by the MDI Parties in this Agreement, (b) any act or omission by the MDI Parties (or their agents and employees) in connection with (i) the Purchased Assets, (ii) the Assigned Contracts, to the extent that the cause for such claim was existing prior to or on the Effective Date, or (iii) the transactions contemplated by this Agreement; provided, however, that with respect to the Creditor Indebtedness owing to the MDI Creditors, the MDI Parties shall have no liability.

7.2 From and after the Closing, EUCODIS shall defend, indemnify and hold harmless the MDI Parties and their officers, directors, employees, consultants and agents from and against all liabilities, claims, damages, costs and expenses (including reasonable attorney's fees) incurred by the MDI Parties and their officers, directors, employees, consultants and agents arising from or out of (a) any breach of any representation, warranty, covenant or agreement made by EUCODIS in this Agreement, (b) non-payment of the Creditor Indebtedness to the MDI Parties, or (c) any act or omission by EUCODIS (or its agents and employees) in connection with (i) the Purchased Assets, (ii) the Assigned Contracts, to the extent that the cause for such claim was created after the Effective Date, or (iii) the transactions contemplated by this Agreement.

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7.3 No obligation of indemnification shall arise relating to a third party claim or cause of action unless the indemnified Party making such claim shall: (a) notify the indemnifying Party of such claim promptly upon becoming aware of the existence or threatened existence of any such claim giving rise to or that may give rise to a claim of indemnification hereunder, and (b) allow the indemnifying Party full control over the defense of such claim and (c) cooperate in the defense of such claim at the indemnifying Party’s expense. Notwithstanding any contrary provision in this Article, the failure to so notify, provide information and assistance shall not relieve the indemnifying Party of its obligations to the indemnified Party hereunder if and to the extent that the indemnifying Party is materially prejudiced thereby. If the indemnifying Party does not timely acknowledge its indemnification obligation hereunder with respect to such claim, or elects not to defend such claim, the indemnified Party shall have the right, but not the obligation, to defend and settle such claim until such time as the indemnifying Party acknowledges in writing its indemnification obligation hereunder with respect to such claim or elects in writing to defend and settle such claim in accordance with the indemnification provisions herein. The indemnified Party shall, at its own cost, have the right to participate in any legal proceeding, settlement negotiation or other like event, and to contest and defend a claim and to be represented by legal counsel of its choosing, but shall have no right to settle a claim without the prior written approval of the indemnifying Party.

7.4 Each Party shall cooperate with and provide to the other all information and assistance which the latter may reasonably request in connection with any claim entitling any party to indemnification hereunder.

7.5 No party shall be responsible for or bound by any settlement that imposes any obligation on it that is made without its prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.6 For avoidance of any doubt, this Section applies to the situation when (a) both Parties are named defendants, as well as (b) a Party is named a defendant and deems that it may have any right to recourse or indemnification against the other Party under this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1 For purposes of this Agreement, “Confidential Information” shall mean information and data in any medium, including oral, written or electronic, disclosed in connection with this Agreement, relating to the Purchased Assets or the transactions contemplated by this Agreement, along with any trade secrets, business information, technical information, or marketing information that the party disclosing the information deems confidential and has appropriately marked as such prior to disclosing such information to the receiving party. The terms and conditions of this Agreement (but not its existence) are deemed to be Confidential Information that shall not be disclosed to third parties without the written consent of the Parties, with the exception of any regulatory filings, press releases as set forth in Section 9.11, or disclosures to investors that a Party may be required to make under either applicable laws and regulations. Irrespective of the foregoing, Confidential Information shall not include information that (a) was reported as nonconfidential by EUCODIS in writing prior to disclosure, (b) was lawfully in the public domain prior to Closing, or becomes publicly available other than through breach of this Agreement, (c) is publicly disclosed pursuant to legal, judicial or administrative proceedings or otherwise required by law (including, without limitation, regulations promulgated by the U.S. Securities and Exchange Commission), subject to the MDI Parties giving all reasonable prior notice and assistance to EUCODIS to allow it to seek protective or other court orders; and/or (d) is approved for release in writing by EUCODIS. From and after the Closing, all Confidential Information relating to the Purchased Assets shall be deemed to be Confidential Information belonging to EUCODIS.

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8.2 Each Party shall:

(a) strictly protect and maintain the confidentiality of the Confidential Information belonging to any other Party with at least a reasonable standard of care that is no less than that which it uses to protect similar confidential information of its own;

(b) not disclose, nor allow to be disclosed, the Confidential Information belonging to any other Party to any person other than to employees, consultants and counsel, on a need to know basis; provided, however, that such recipients of the Confidential Information are bound by obligations of confidentiality no less strict than those contained herein;

(c) unless otherwise expressly provided for in this Agreement, not use the Confidential Information belonging to any other Party for any purpose other than in relation to the exercise of its rights and obligations under this Agreement; and,

(d) take all necessary precautions to restrict access of the Confidential Information belonging to any other Party to unauthorized personnel; and immediately notify the Party to which the Confidential Information belongs in the event of any unauthorized disclosure or loss of such Confidential Information.

8.3 The MDI Parties shall not publish or otherwise disclose any Confidential Information about or in relation to the Purchased Assets generated or known to them before or after the Effective Date, without the explicit prior written approval of EUCODIS.

8.4 No Party shall assert that anything disclosed or discussed constitutes a waiver of attorney-client privilege or attorney work-product.

8.5 The Parties acknowledge and agree that monetary damages may not be adequate in the event of a default under this Article and that the non-defaulting Party shall be entitled, without the posting of a bond, to seek injunctive relief by a court or other body granting such relief, in which event such relief or receipt of monetary damages shall not constitute an election of remedies; and the non-defaulting Party is independently entitled to each and every remedy available by law for a default under this Article.

8.6 The provisions of this Article, from and after the Effective Date, shall supersede and fully replace any confidentiality obligations established between the Parties in relation to the Purchased Assets prior to the Effective Date.

ARTICLE 9
MISCELLANEOUS

9.1 Notice. All notices, requests, demands or other communications to or upon the respective Parties hereto shall be deemed to have been given or made the earlier of (a) actual receipt or refusal to accept receipt, (b) two (2) business days after deposit with a recognized overnight courier service, (c) receipt by facsimile or electronic means, when such delivery is confirmed by the recipient or his agent, or (d) five business days after mailing when deposited in the mails, registered mail or certified, return receipt requested, postage prepaid, addressed to the respective party at the following address (or to such other person or address as is specified elsewhere in this Agreement for specific purposes):

If to EUCODIS:	Eucodis Pharmaceuticals Forschungs - und Entwicklungs GmbH Brunnerstrasser 59, 1235 1230, Vienna, Austria Attention: Wolfgang Schoenfeld, M.D.

If to MDI:	Medical Discoveries, Inc. 1338 South Foothill Drive # 266 Salt Lake City, Utah 84108 Attention: Judy M. Robinett

If to MDI Oncology:	MDI Oncology, Inc. 1338 South Foothill Drive # 266 Salt Lake City, Utah 84108 Attention: Judy M. Robinett

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The above addresses for receipt of notice may be changed by any Party by notice, given as provided herein, which notice shall be effective only upon actual receipt.

9.2 Entire Agreement. This Agreement contains the entire understanding of the Parties with regard to the transactions contemplated by this Agreement, superseding in all respects any and all prior oral or written agreements or understandings pertaining to the subject matter hereof, other than the Co-Development Contract. This Agreement can be amended, modified or supplemented only by an agreement in writing which is signed by the Parties to be charged.

9.3 Incorporation of Exhibits and Schedules. The Exhibits and Schedules attached to this Agreement are incorporated herein and are hereby made a part of this Agreement.

9.4 Severability. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement before any other court or in any other jurisdiction.

9.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties.

9.6 Assignment The benefits of this Agreement (but not the obligations set forth hereunder) can be assigned or otherwise transferred in whole or in part by either party without the transferring party receiving prior written consent of the other party; provided, however, that the rights of the non-transferring party under this Agreement remain unaffected.

9.7 Waiver. A waiver by any party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future.

9.8 Headings. Headings in this Agreement are included for ease of reference only and have no legal effect.

9.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.10 Applicable Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, regardless of any conflicts of laws provisions. Any disputes under this Agreement shall be first submitted to resolution by the chief executive of the MDI Parties and CEO of EUCODIS, and if the said persons (or their nominees) cannot reach agreement on the disputed issue within a period of thirty (30) days, the Parties shall refer the issue to arbitration under the Rules of Arbitration of the American Arbitration Association, to which the Parties hereby consent. The arbitration shall take place in New York City, New York with three arbitrators, two of whom shall have significant experience in the biotech/pharmaceutical licensing area. The arbitration proceedings shall be conducted in the English language. The arbitrators shall apportion the expenses of the arbitration (including the legal fees and expenses incurred by the parties) between the parties. Any judgment of the arbitrators shall be enforceable in any court of competent jurisdiction.

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9.11 Further Assurances. The Parties shall provide, grant and/or execute any additional documents or declarations and shall provide any other assistance that may reasonably be requested to enable EUCODIS to acquire and manage the Purchased Assets properly and in full. Except (a) as otherwise provided herein to the contrary, and (b) for the costs of recording any assignments to EUCODIS for the Patent Rights in patent offices worldwide, which cost shall be at the expense of EUCODIS, each of the Parties shall bear its own expenses, including without limitation the expenses relating to the duplication and delivery of documents and the expenses relating to the preparation of this Agreement, the documents referred to herein and the actions being taken (whether before or after the Effective Date) to enable such Party to comply with its representations, warranties, covenants and agreements contained herein.

9.12 Press Release. The Parties shall have the right to issue press releases relating to its entry into this Agreement; provided, however, that prior to release, the releasing Party provides the other Parties with a draft of the press release in sufficient time for the non-releasing Party to comment on the release. At no time shall any Party issue a release which places the other Parties at risk with any governmental authority as such relates to its public company position.

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SIGNATURE PAGE

In Witness Whereof, the Parties have caused this Agreement to be duly executed in their respective names and on their behalf, on the date first above written.

EUCODIS PHARMACEUTICALS FORSCHUNGS- UND ENTWICKLUNGS GmbH		MEDICAL DISCOVERIES, INC.

By:		By:
	Wolfgang Schoenfeld, M.D.		Judy Robinett

Title:	Chief Executive Officer	Title:	President & CEO

MDI ONCOLOGY, INC.

By:
Judy Robinett

		Title:	President & CEO

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